CONTRACT FOR THE SALE OF REAL ESTATE


     This Contract for Sale is made on the 15 day of January, 1996, between

XEDNAH INVESTMENTS, a Florida General Partnership whose address is 500 Campus

Drive, Morganville, New Jersey  07751, hereinafter referred to as the "Seller"

and Handex of Florida, Inc., a Delaware corporation, authorized to do business in Florida, whose address is 30941 Suneagle Drive, Mt. Dora, Florida 32757,

hereinafter referred to as the "Buyer".

     The words "Buyer" and "Seller" include all Buyers and all Sellers listed above.

     1.   Seller agrees to sell and the Buyer agrees to buy the property described in this Contract.

     2.   The property to be sold consists of:

          (a)  The land and all the buildings, other improvements and fixtures on the land;

          (b)  All of the Sellers' rights relating to the land; and

          (c)  All personal property specifically included in this

          Contract.

     The real property to be sold is commonly known as: 30941 Suneagle Drive in the Town of Mt. Dora, the County of Lake, and State of Florida. It is shown on the Municipal Tax Map as Sunset Hills N. 338.7 feet of Lot 2 in Block B, ORB 922

pg. 1328 & 1329.  The property is more fully described as follows:

     The north 338.7 feet of Lot 2, Block B, Sunset Hills, according to the plat thereof as recorded in Plat Book 6, Page 112, Public Records Lake County

Florida.

     3.   The Purchase Price is:            $327,000.00

     4.   The Buyer will pay the purchase price as follows:

     5.   Initial Deposit:                    $1,000.00

     Balance to be paid at Closing of Title in cash or by certified check

     (subject to adjustments at Closing)

     6.   Balance:                          $326,000.00

     1.   The Closing Date cannot be made final at this time.  The Buyer and

Seller agree to make February 1, 1996, the estimated date for Closing.  Both parties will fully cooperate so the Closing can take place on or before the estimated date.  The Closing will be held at 500 Campus Drive, Morganville, New

Jersey  07751.

     2.   At the Closing the Seller will transfer ownership of the property to the Buyer.  This transfer of ownership will be free of all claims and rights of others except as provided in other parts of this Contract.  The Seller will give the Buyer a properly executed Warranty Deed and an Affidavit of Title.

     3.   A Deed is a written document used to transfer ownership of property.

In this sale the Seller agrees to provide and the Buyer agrees to accept a Deed known as a Warranty Deed.

          The property is being sold "as is."  The Seller does not make any claims or promises about the condition or value of any of the property included in this sale.  The Buyer has inspected the property and relies on this inspection and any rights which may be provided for in other parts of this

Contract.

     4.   The Seller is responsible for any damage to the property, except for normal wear and tear until the Closing.

     5.   The Seller agrees to transfer and the Buyer agrees to accept ownership of the property free of all claims and rights of others, except for:

          (a)  the rights of utility companies to maintain pipes,

          poles, cables and other wires over, on and under this

          street, the part of the property next to the street or

          running to any other improvement on the property;

          (b)  recorded agreements which limit the use of the property unless the agreements (i) are presently violated, (ii)

          provide that the property would be forfeited if they were

          violated, or (iii) unreasonably limit the normal use of the property; and

          (c)  all items included, if any, as part of the description of the property.

     In addition to the above, the ownership of the Buyer must be insurable at regular rates by any reputable title insurance company authorized to do business in the State of Florida, subject only to the above exceptions.

     1.   The Buyer and Seller agree to adjust the following expenses as of the

Closing Date:

               rents, municipal water charges, sewer charges, taxes,

          interest on any mortgage to be assumed and insurance

          premiums, etc.

          The Buyer or the Seller may require that any person with a claim of right affecting the property will be paid off from the proceeds of this sale.

     2.   At the Closing, the Buyer will be given possession of the property.

No Tenant will have any right to the property unless otherwise agreed in this

Contract.

          This Contract is the entire and only Agreement between the Buyer and

Seller.  This Contract replaces and cancels any previous Agreements between the

Buyer and the Seller.  This Contract can only be changed by an Agreement in writing signed by both Buyer and Seller.  The Seller states that the Seller has not made any other Contract to sell the property to anyone else.

     3.   This Contract is binding upon all parties who sign it and all who succeed to their rights and responsibilities.

     4.   All notices under this Contract must be in writing.  The notices must be delivered personally or mailed by Certified Mail, Return Receipt Requested,

to the other party at the address written in this Contract or to that party's attorney.

     Xednah Investments, a Florida General Partnership hereby represents that the Partners signing this Contract of Sale are the only partners of said partnership and no other person has any interest either in the partnership or the property.

     Signed and agreed to by:



Attested:                               As to the Buyer:
                                        Handex of Florida, Inc.



By:  /s/ Gary T. Gann                   By:    /s/ George Bannon
     -----------------------                -------------------------
      Gary T. Gann, Secretary                George Bannon, President


Witness:                                As to Seller:
                                        Xednah Investments



By:                                     By:   /s/ Curtis Lee Smith, Jr
    --------------------------              ---------------------------
                                               Curtis Lee Smith, Jr.
                                               Partner


By:                                     By:    /s/ Stuart O. Smith
   --------------------------              -----------------------------
                                              Stuart O. Smith,
                                              Partner




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